Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-262192 and 333-266127) of Chord Energy Corporation (formerly known as Oasis Petroleum Inc.) (Predecessor) of our report dated March 8, 2021, except for the effects of discontinued operations discussed in Note 13 to the consolidated financial statements, as to which the date is February 24, 2022, relating to the consolidated financial statements which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
Houston, Texas
February 28, 2023